Exhibit 99.1

WALLST.NET INTERVIEWS IMMUNOSYN CORPORATION
PRESIDENT AND CEO, STEPHEN FERRONE

http://www.wallst.net/audio/audio.asp?ticker=IMYN&id=4187

November 19, 2007

Q:  wallst.net. Our special guest for today is Stephen Ferrone CEO and President of Immunosyn Corporation. Immunosyn trades on the bulletin board under the symbol IMYN.

Immunosyn is a development stage marketing and distribution company that is dedicated to improving the quality of life of millions of people who suffer from painful and debilitating diseases by providing access to highly effective and affordable biopharmaceutical products.

Good morning Steve, Welcome to the show.

A:  Thank you Mike, it’s great to be here.

Q:  Terrific, Steve lets just first start off by letting my listeners know exactly what Immunosyn does and the markets you target.

A:  Well Mike, Our over all mission at Immunosyn Corporation, as you mentioned is to alleviate pain and suffering. We are dedicated to identifying, marketing and distributing biopharmaceuticals, derived from biological and natural substances, which work with the body rather than against it.  Our goal is to maintain and improve the underlying conditions of targeted diseases, while improving the quality of life of those affected by these diseases.  We believe in order achieve our desired goal, we must succeed in educating the medical community as well as the patients and their loved ones whose lives are affected by the conditions our treatments target.

We are currently pioneering a pipeline of innovative new medicants with our immediate focus on chronic autoimmune, infectious disease and neurological disorders.  We feel there is great potential here to find effective and affordable biopharmaceutical products for treating a broad range of diseases.

Q: Terrific and Immunosyn currently has the exclusive rights to bring a new biopharmaceutical compound to the market. It’s called SF-1019 and I understand that there is no other satisfactory form of therapy for some of the illnesses this will be treating. So, tell me about the impact this and other biopharmaceuticals that could potentially have for you and the medical industry.

A: Well, Mike, SF-1019 is believed to be one of a new class of therapeutics made from mammalian cells.  Pre-clinical human studies and clinical trials in animals have shown SF-1019 to provide therapeutic benefits without toxic or fever-causing effects at therapeutically effective dosages.  In animal studies, once injected subcutaneously, SF-1019 produces an immunomodulatory cascade, which generates a prophylactic and/or therapeutic benefit. In pre-clinical human studies, it appears to create a therapeutically affective response over a range of demyelinating conditions of the peripheral nervous system resulting in rapid reduction of symptoms.  A major benefit of SF-1019 is its perceived ability to simultaneously target, activate and support the modulation of both the innate and the adaptive immune systems, having a dramatic effect on many neurological and demyelinating conditions.  This we feel this is a major scientific breakthrough.

Research suggests the current product has additional developmental potential as it also possesses analgesic properties with an ability to substantially reduce the inflammation attending a number of clinical conditions including Major Auto Immune Disorders such as MS and Neurological Disorders such as CIDP, that’s Chronic Inflammatory Demyelinating Polyneuropathy, also including Reflex Sympathetic Dystrophy Syndrome (RSD) and diabetic neuropathy.   SF-1019 promotes angiogenesis, the ability to promote capillary and nerve growth and has been shown effective for diabetic and chronic wounds.

In a recent study the Institute of Biologic Research was engaged by Argyll Biotechnologies, Immunosyn’s strategic partner and largest shareholder, to conduct limited feasibility clinical studies of SF-1019 on several progressive neurological auto-immune and inflammatory conditions for which there was no satisfactory form of therapy.  The studies were performed with the approval of and under the supervision of Research Consultants International and the RBIIRB Institutional Review Board.

Conditions chosen for investigational review included but were not limited to CIDP and RSD which I previously mentioned.  It was a small patient study but the summary presented by the IBR states that after complete medical evaluation improvement in neurological scores was statistically significant.  In addition, according to the results specific measurable improvements within 10 to 20 minutes were apparent in tremor, numbness, motor strength, walking, balance, speech, pain and coordination.  Within 24 hours Mike, and continuing with each subsequent weekly injection there was an increase in motor strength, lessening of fatigue, improved walking, alleviation of numbness and pain and coordination improved, and in one patient a measurable reversal of osteoporosis.

In the words of Dr. Arthur Dale Ericsson, the head researcher for the study and founder of the institute where it was conducted; “Although preliminary, the results were extraordinary.  It appears that SF-1019 is safe and effective as a single form of therapy for treatment of progressive neurological auto-immune and inflammatory conditions for which there is no other satisfactory form of therapy”.

Q:  That is phenomenal news right there and Steve as the president and CEO tell us what you Doug McClain and some of the other members bring to the table for building the strong foundation for Immunosyn.

A:  Well Mike, Doug brings a history of successful entrepreneurship and he is joined by David Criner our CFO who has good public company background.  Together we feel Immunosyn has an experienced Business Management Team that will be focused on making key financial decisions and the expansion of operations and strategic marketing to shape the company’s future. Immunosyn will also be drawing on the contributions of the highly respected members of our Scientific Advisory Board, as well as our Outside Professional Advisors & Consultants.

In the days ahead we will be engaged at several levels in expanding operations, establishing distribution protocols and raising awareness of Immunosyn, SF-1019 and its pending approval in appropriate jurisdictions.  Immunosyn’s mission embraces the need to reach out and communicate effectively with not only the medical community, but patients and their loved ones whose lives are affected by the conditions our treatments target.  The long-term strategy for Immunosyn is to seek other cutting edge entities for additional strategic partnerships or acquisitions in a continued effort to build shareholder value.  We will need the expertise of all of our partners and advisers to continuously and successfully achieve our goals.

Q:  And Steve, what do you think potential investors should know that would make them consider IMMUNOSYN for their portfolio?

A:  Well, SF-1019 is believed to be one of a new class of therapeutics Mike, with its perceived ability to simultaneously target, activate and support the modulation of both the innate and adaptive immune systems with a dramatic effect on many neurological and demyelinating conditions.  This is what we believe is truly a scientific breakthrough.

Immunosyn is a pre-revenue distribution company but with the exclusive right to distribute SF-1019 world wide once it reaches commercialization. The approval process for SF-1019 has been initiated in a number of jurisdictions through the efforts of Immunosyn’s strategic partner, Argyll Biotechnologies.  We obviously feel it’s a developing and compelling story that merits following.

Q:  Definitely, and this is a breakthrough product and once its commercialized it’s definitely going to be the talk of the Market.

So, let’s just close off with any pertinent information you think my investment audience may have missed.

A:  Well Mike, I would like to share some interesting global statistics:

●	Approximately 2.5 million people have Multiple Sclerosis
●	Approximately 250,000,000 million people have Diabetes
●	Some 50% of these will likely develop Diabetic Neuropathy
●	1 out of 6 people with Diabetes will develop Diabetic Foot Ulcers
●	And Every 30 seconds Mike, a limb is AMPUTATED due to Diabetic Ulcers

Q:  Terrible

A:  Finally, research suggests that SF-1019 has the potential to affect a number of clinical conditions including auto-immune disorders such as MS, neurological disorders such as CIDP and RSD and complications from Diabetic Mellitus such as Diabetic Neuropathy and Diabetic Ulcers.

Q: And Steve this story, company and drug deserves a lot of research and due diligence, so please give us your website so we can do that.

You bet Mike. It’s www.immunosyn.com.

Q: Thank you and Steve thank you so much for taking the time out I your schedule is busy. My audience really appreciates you coming out to tell this story.  I do expect to have you back to talk about any new products and new developments of the company.

A:  Thank you Mike, It’s been a pleasure.

Q:  Thank you, and once again on the line with me is Stephen Ferrone, CEO and President of Immunosyn Corporation.  Bulletin Board Company and the symbol IMYN.  Thanks again Steve.

A:  Thank you Mike.